UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2002

Republic Resources, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 0-6580

                  Nevada                                                                                                                                         87-0285520
(State or other jurisdiction of                                                                                                 (I.R.S. Employer Identification No.)
incorporation or organization)

743 Horizon Court, Suite 333, Grand Junction, Colorado        81506-8715
(Address of principal executive offices)                                 Zip Code

     Registrant’s telephone number, including area code: (970) 245-5917

Item 2.      ACQUISITION OR DISPOSITION OF ASSETS.

        On April 4, 2002, the Registrant completed a sale of substantially all of its oil and natural gas assets to Harken Energy Corporation (“Harken”), pursuant to a Purchase and Sale Agreement dated January 31, 2002. The assets sold included all of Registrant’s oil and natural gas properties located in the states of Texas and Louisiana, which include all of Registrant's proved reserves of oil and natural gas and certain exploratory (non producing) prospects, along with all related assets. These assets constitute substantially all assets of the Registrant. There is no material relationship between the buyer and the Registrant or any of its affiliates, directors, officers or any associate of any such director or officer. The purchase price for the properties was:

•	2,645,500 shares of Harken common stock; and
•	A Contingent Payment under which Harken will, in 2004, pay cash or deliver additional Harken common stock in an amount to be determined by future oil and gas drilling and development activities on certain exploratory properties included in the sale.

At the closing of the sale of the assets, Registrant exchanged substantially all of the Harken common stock received, together with 991,425 million additional shares of Registrant’s common stock with the holders of Registrant’s outstanding 11% Convertible Debentures, due April 15, 2003, which were canceled. Also at the closing, Registrant assigned its rights under the Contingent Payment to certain stockholders who were formerly the holders of Registrant’s Series C Redeemable Preferred Stock in accordance with an obligation to such holders.

Item 7.      FINANCIAL STATEMENTS AND EXHIBITS.

(b) Pro Forma Financial Information.

See Exhibit 99.1.
(c) Exhibits.
Exhibit	10.1 Purchase and Sale Agreement dated January 31, 2002, incorporated by reference to Exhibit 10.1 to Registrant Current Report on Form 8-K filed February 8, 2002.

Exhibit	99.1 Pro Forma Financial Information.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                      REPUBLIC RESOURCES, INC.

Date        April 10, 2002.                                                                     By: /s/ Patrick J. Duncan
                                                                                                                          Patrick J. Duncan, President